1415 Wyckoff Road, P.O. Box 1468, Wall, NJ 07719

DATE: September 4, 2003	CONTACT:	Roseanne Koberle (media)
732-938-1112
or
Dennis Puma (investors)
732-938-1229

NJNG RECEIVES UPGRADE FROM STANDARD & POOR’S

Parent Company, NJR, Projects 12th Consecutive Year of Earnings Growth

WALL, N.J. – New Jersey Resources Corporation (NYSE: NJR) announced today that Standard & Poor’s (S&P) has upgraded the corporate credit and first mortgage bond ratings of its principal subsidiary, New Jersey Natural Gas Company (NJNG). The corporate rating was increased to A+ from A, and the first mortgage bond rating was raised to AA- from A+. With the upgrade, NJNG has the highest credit rating among all natural gas and electric utilities in New Jersey and is among only 10 natural gas and electric utilities nationwide that have received an upgrade in 2003.

In announcing the upgrade, S&P cited “NJNG’s successful efforts in managing its balance sheet, debt maturities and liquidity needs in a conservative manner, while maintaining an above-average business profile.” S&P referenced NJNG’s healthy financial profile and factors such as solid customer growth and a diversified natural gas supply portfolio. The upgrade report also noted the value of NJNG’s strategies to develop innovative programs that benefit both customers and shareowners, working within New Jersey’s supportive regulatory environment. Specifically, NJNG’s margin-sharing incentive programs, developed in partnership with the New Jersey Board of Public Utilities and the Ratepayer Advocate’s Office, have saved customers more than $200 million over the past 10 years.

“We are proud to be the lowest-cost provider of natural gas with the highest ranking in customer satisfaction and the strongest financial profile among the state’s natural gas and electric utilities,” said Laurence M. Downes, chairman and CEO of NJR. “At a time when credit quality has been generally on the decline in our industry, our team continues to deliver outstanding results. It is a testament to their dedication that we have received this independent acknowledgement by a well-recognized and prestigious organization,” Mr. Downes said.

As one of the fastest-growing local distribution companies in the United States, NJNG adds customers at a rate of about 3 percent each year, capturing approximately 95 percent of the new construction market. NJNG invests about $50 million annually for system maintenance and expansion to ensure safe, reliable service.

NJNG holds the current record for the number of consecutive years without a traditional base rate filing among all of the state’s natural gas, electric and water companies. Since the last filing

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in 1993, NJNG has invested over half a billion dollars in new capital while adding over 120,000 new heating customers. This substantial, ongoing investment in its infrastructure has enhanced NJNG’s ability to meet its customers’ primary expectation of safe, reliable service.

NJR also announced that, based on year-to-date results and projections for the balance of the fiscal year, it will achieve its 12th consecutive year of earnings growth, the longest streak of any natural gas or electric utility in the nation. Fiscal 2003 results benefited from 14 percent colder-than-normal weather, which resulted in higher margins at both NJNG and NJR Energy Services, NJR’s wholesale energy services subsidiary. NJR expects to exceed the financial community’s consensus estimate of $2.33 per diluted share. The current range of estimates is $2.20 to $2.41 per diluted share, and NJR believes that its results will be toward the upper end of the range.

New Jersey Resources Corporation (NYSE: NJR), a Fortune 1000 company and a member of the Forbes Platinum 400, provides retail and wholesale energy services to customers in New Jersey and in states from the Gulf Coast to New England, and Canada. Its principal subsidiary, New Jersey Natural Gas (NJNG), is one of the fastest-growing local distribution companies in the United States, serving nearly 450,000 customers in central and northern New Jersey. NJNG is the low-cost provider of natural gas in the state and ranks highest in customer satisfaction for the Eastern U.S. Region in the J.D. Power and Associates 2002 Gas Utility Residential Customer Satisfaction Study.SM Other major NJR subsidiaries include NJR Energy Services and NJR Home Services. NJR Energy Services is an emerging leader in the unregulated wholesale energy services market, providing outstanding customer service and management of natural gas storage and capacity assets. NJR Home Services offers retail customers expert heating, air conditioning and appliance services. NJR’s progress is a tribute to the more than 5,000 dedicated employees who have shared their expertise and focus on quality through more than 50 years of serving customers and the community to make the Company a leader in the competitive energy marketplace. More information on NJR can be found on their Company Web site at njliving.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. NJR wishes to caution readers that the assumptions forming the basis for forward-looking statements include many factors that are beyond NJR’s ability to control or estimate precisely, such as estimates of future market conditions and the behavior of other market participants. Other factors that could cause actual results to differ materially from our expectations include, but are not limited to, weather conditions, economic conditions in NJNG’s service territory, impact of regulation (including the regulation of rates), fluctuations in energy-related commodity prices, conversion activity, other marketing efforts, environmental matters and other uncertainties. More detailed information about these factors is set forth in NJR’s filings with the Securities and Exchange Commission, including NJR’s quarterly report on Form 10-Q filed on August 14, 2003. NJR’s Form 10-Q is available at www.sec.gov.

The Company does not, by including this statement, assume any obligation to review or revise any particular forward-looking statement referenced herein in light of future events.

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J.D. Power and Associates 2002 Gas Utility Residential Customer Satisfaction Study.SM Study based on a total of 9,126 consumer responses. In the Eastern U.S., the top 15 largest Gas Utility companies were ranked in the study. www.jdpower.com